CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC
Certified Public Accountants
Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com

Todd D. Chisholm
Nephi J. Bierwolf
Troy F. Nilson
Douglas W. Morrill

Exhibit 16.1

July 30, 2009

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K/A dated July 30, 2009 of Remote Dynamics, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to us. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

Chisholm, Bierwolf, Nilson & Morrill

Chisholm, Bierwolf, Nilson & Morrill, LLC